EXHIBIT 23.40

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dollar Thrifty Automotive Group, Inc. Retirement Savings Plan

We consent to the incorporation by reference in the Registration Statement No. 333-89189 on Form S-8 of Dollar Thrifty Automotive Group, Inc. Retirement Savings Plan of our report dated June 24, 2009, relating to the financial statements of Dollar Thrifty Automotive Group Retirement Savings Plan appearing on this Form 11-K for the year ended December 31, 2008. Tullius Taylor Sartain & Sartain LLP audited the financial statements of Dollar Thrifty Automotive Group, Inc. Retirement Savings Plan as of December 31, 2007, and merged with Hogan & Slovacek P.C. to form HoganTaylor LLP effective January 7, 2009.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

June 24, 2009